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                                                                  EXHIBIT (h)(3)














                          FUND ACCOUNTING AND SERVICES
                                   AGREEMENT

                                     Between

                             STONEBRIDGE FUNDS TRUST

                                       and

                        ALPS MUTUAL FUNDS SERVICES, INC.

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                     FUND ACCOUNTING AND SERVICES AGREEMENT

     AGREEMENT made this 1st day of November, 1999, between Stonebridge Funds Trust, a business trust established under the laws of the State of Delaware (the "Trust") and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 370 17th Street, Suite 3100, Denver, Colorado 80202 (the "Agent").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the following portfolios: Growth Fund and Aggressive Growth Fund; each of such investment portfolios and any additional investment portfolios that may be established by the Trust is referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

     WHEREAS, ALPS Mutual Funds Services, Inc. provides certain fund accounting services to investment companies; and

     WHEREAS, the Trust desires to appoint the Agent as agent to perform certain bookkeeping and pricing services for the Portfolios on behalf of the Trust, and the Agent has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

     1. Agent Appointed Bookkeeping and Pricing Agent. The Trust hereby appoints the Agent as bookkeeping and pricing agent for the Portfolios and the Agent agrees to provide the services contemplated herein upon the terms and conditions hereinafter set forth.

     2. Definitions. In this Agreement the terms below have the following meanings:

     (a) Authorized Person. Authorized Person means any of the persons duly authorized to giver Proper Instructions or otherwise act on behalf of the Trust by appropriate resolution of the Board of Trustees of the Trust. The Trust will at all times maintain on file with the Agent certification, in such form as may be acceptable to the Agent, of (i) the names and signatures of the Authorized Person(s) and (ii) the names of the members of the Board of Trustees of the Trust, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), the Trust will provide a new or amended certification setting forth the change. The Agent will be entitled to rely upon any Proper Instruction (defined below) which has been signed by person(s) named in the most recent certification.

     (b) Proper Instructions. Proper Instructions means any request, instruction or certification signed by one or more Authorized Persons. Oral instructions will be considered Proper Instructions if the Agent reasonably believes them to have been

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          given by an Authorized Person and they are promptly confirmed in writing to the address for notice, e-mail or facsimile set forth below. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as agreed upon by the parties hereto.

     3. Duties of the Agent. The Agent agrees to provide or to arrange to provide at its expense the following services for the Trust:

     (a) Maintain separate accounts for each Portfolio, all as directed from time to time by Proper Instructions;

     (b) Timely calculate and transmit to NASDAQ each Portfolio's daily net asset value and public offering price (such determinations to be made in accordance with the provisions of the Trust's Amended and Restated Declaration of Trust and the then-current prospectuses and statements of additional information relating to the Portfolios, and any applicable resolutions of the Board of Trustees of the Trust) and promptly communicate such values and prices to the Trust and the Trust's transfer agent;

     (c) Maintain and keep current all books and records of the Portfolios as required by Section 31 and the rules thereunder under the 1940 Act ("Section 31") in connection with the Agent's duties hereunder. The Agent shall comply with all laws, rules and regulations applicable to the performance of its obligations hereunder. Without limiting the generality of the foregoing, the Agent will prepare and maintain the following records upon receipt of information in proper form from Authorized Persons of the Trust:

               (i)      Cash receipts journal
               (ii)     Cash disbursements journal
               (iii)    Dividend records
               (iv)     Purchase and sales - portfolio securities journals
               (v)      Subscription and redemption journals
               (vi)     Security ledgers
               (vii)    Broker ledger
               (viii)   General ledger
               (ix)     Daily expense accruals
               (x)      Daily income accruals
               (xi)     Foreign currency journals
               (xii)    Trial balances

     (d) Provide the Trust and its investment adviser(s) with daily Portfolio values, net asset values and other statistical data for each Portfolio as requested from time to time.

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     (e)  Compute the net income, exempt interest income and capital gains of each Portfolio for dividend purposes in accordance with relevant prospectus policies and resolutions of the Board of Trustees of the Trust.

     (f) Provide the Trust and its investment adviser(s) with information necessary to print the semi-annual and annual financial statements to be furnished to shareholders of each Portfolio and all raw financial data necessary for the timely preparation of tax returns, Form N-SAR, prospectus updates, Rule 24f-2 filings and proxy statements.

     (g) Provide facilities, information and personnel to accommodate annual audits and any audits with the Trust's independent accountants or examinations conducted by the Securities and Exchange Commission or other governmental entities.

     (h) Provide audited financial statements regarding the Agent on an annual basis, as requested. Such audits shall be conducted by an independent accounting firm selected by the Agent.

     (i) Furnish to the Trust at the end of every month, and at the close of each quarter of the Fund's fiscal year, a list of the portfolio securities and the aggregate amount of cash in the Portfolios.

     (j) Assist in the preparation of certain reports, audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Trust.


     The Agent shall for all purposes be deemed to be an independent contractor and shall, unless otherwise expressly authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     4. Instructions to the Agent. The Agent shall promptly take all appropriate steps necessary to carry out or comply with any Proper Instructions received from the Trust.

     5. Agent Compensation. In consideration for the services to be performed by the Agent, the Agent shall be entitled to receive from the Trust such compensation and reimbursement for all reasonable out-of-pocket expenses as may be agreed upon from time to time between the Agent and the Trust in advance and in writing. The Trust agrees to pay the Agent compensation as described in the schedule attached as Exhibit A. It is agreed that fees set forth in Exhibit A may be increased with not less than 60 days written notice upon written agreement of the parties.

     6. Right to Receive Advice.

     (a) Advice of the Trust. If Agent is in doubt as to any action it should or should not take, Agent shall request directions or advice, including Proper Instructions, from the Trust.

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     (b)  Advice of Counsel. If Agent shall be in doubt as to any question of law pertaining to any action it should or should not take, Agent shall request advice from the Trust's counsel at the Trust's expense or from counsel of its own choosing at its own expense (being understood that it may be necessary for Agent to consult its own counsel due to conflict of interest issues which may be raised by Trust counsel.)

     (c) Conflicting Advice. In the event of a conflict between directions, advice or Proper Instructions Agent receives from the Trust and the advice Agent receives from counsel, Agent shall inform the Trust of the conflict and seek resolution.

     7.   Liability of the Agent.

     (a) The Agent may rely upon the written advice of counsel for the Trust and the Trust's independent accountants, and upon oral or written statements of brokers and other persons reasonably believed by the Agent in good faith to be expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, the Agent shall not be liable to anyone.

     (b) Nothing herein contained shall be construed to protect the Agent against any liability to the Trust or its share holders to which the Agent would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties.

     (c) Except as may otherwise be provided by applicable law, neither the Agent nor its shareholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to the Agent or any subcontractor(s) by an Authorized Person of the Trust.

     (d) The Agent shall ensure that it or any subcontractors have and maintain Errors and Omissions Insurance for the services rendered under this Agreement of at least $1 million (provided the Board of Trustees of the Trust may by resolution approve some lesser amount). The Agent shall provide to the Trust annually upon request a certificate from the appropriate errors and omissions insurance carrier(s) certifying that such Errors and Omissions Insurance is in full force and effect.

     8. Reports. Whenever, in the course of performing its duties under this Agreement, the Agent determines, on the basis of information supplied to the Agent by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Agent shall promptly notify the Trust and its counsel.

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     9. Activities of the Agent. The services of the Agent under this Agreement are not to be deemed exclusive, and the Agent shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

     10. Accounts and Records. The accounts and records maintained by the Agent shall be the property of the Trust, and shall be surrendered to the Trust promptly upon receipt of Proper Instructions from the Trust in the form in which such accounts and records have been maintained or preserved. The Agent agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. The Agent shall assist the Trust, the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records, and reports by the Agent or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. There shall be no additional fee for these services. The Agent shall preserve the accounts and records as they are required to be maintained and preserved by Section 31.

     11. Confidentiality. The Agent agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust in Proper Instructions.

     12. Duration and Termination of this Agreement. This Agreement shall become effective as of the date hereof. Either party may terminate this Agreement, without penalty, upon sixty (60) days prior written notice to the other.

         Upon termination of this Agreement, the Agent shall deliver to the Trust or as otherwise directed in Proper Instructions (at the expense of the Trust, unless such termination is for breach of this Agreement by the Agent) all records and other documents made or accumulated in the performance of its duties or the duties of any subcontractor(s) for the Trust hereunder.

     13. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of the Agent, or by the Agent without the prior written consent of the Trust; provided further, that no agreement with any subcontractor(s) contemplated hereunder shall be entered into, terminated, amended, assigned or permitted to be assigned without the prior written consent of the Trust.

     14. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Delaware, and the 1940 Act and the rules thereunder. To the extent that the laws of the Commonwealth of Delaware conflict with the 1940 Act or such rules, the latter shall control.

     15. Names. The names "Stonebridge Funds Trust" and "Trustees of Stonebridge Funds Trust" refer respectively to the Trust created and the Trustees as trustees but not

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individually or personally, acting from time to time under a Declaration of
Trust dated July 31, 1998 and may be amended from time to time which is hereby referred to and a copy of which is on file at the office of the State Secretary of the State of Delaware and the principal office of the Trust. The obligations of "Stonebridge Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     16. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

     17. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

                                  To the Agent:

                                  ALPS Mutual Funds Services, Inc.
                                  370 17th Street, Suite 3100
                                  Denver, Colorado  80202
                                  Attn:  Lisa A. Bruckert
                                  Fax:  (303) 623-7850
                                  e-mail:  lisa.bruckert@alpsinc.com
                                           sean.mclean@alpsinc.com



                                  To the Trust:

                                  Stonebridge Funds Trust
                                  c/o Michael Glazer, Esq.
                                  Paul, Hastings, Janofsky & Walker, LLP
                                  Twenty Third Floor
                                  555 South Flower Street
                                  Los Angeles, CA 90071

     19. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                               STONEBRIDGE FUNDS TRUST

                                                 By
                                                   -----------------------------
ATTEST:

-------------------------------

                                               ALPS MUTUAL FUNDS SERVICES, INC.

                                                 By
                                                   -----------------------------
ATTEST:

-------------------------------

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                                    EXHIBIT A


The fees payable to ALPS for the duration of this contract shall be:

YEAR 1

Greater of:
          $2,400 for the Growth Fund per month or 3 basis points, plus pricing and other out-of-pockets

          $1,600 for the Aggressive Growth Fund per month or 3 basis points, plus pricing and other out-of-pockets



YEARS 2 AND  SUBSEQUENT YEARS THEREAFTER

Greater of:
          $2,700 per Growth Fund per month or 3 basis points, plus pricing and other out-of-pockets

          $1,800 per Aggressive Growth Fund per month or 3 basis points, plus pricing and other out-of-pockets



NOTES

o        Fees are calculated and paid on a monthly basis.
o        Out-of-pocket expenses include:
         - pricing


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